Exhibit 10.1

FORM OF ENGAGEMENT LETTER

[LETTERHEAD]

[DATE]

BY EMAIL

BurgerFi International, Inc.

Dear Sir or Madam:

This letter agreement (the “Agreement”) confirms our conversation concerning [ENTITY]’s engagement by BurgerFi International, Inc. (the “Client” or “Company”).

By executing this Agreement, the Company agrees to engage [ENTITY] to provide [DIRECTOR] to serve as an independent board member (“Independent Director”) of the Company’s Board of Directors (the “Board”). As an Independent Director, [DIRECTOR]’s responsibilities will include, without limitation, the following:

●	serve as member of the Board;

●	serve a member of the board of directors, board of managers or similar governing body of subsidiaries of the Company as may be requested from time to time;

●	participate in all meetings, telephone calls and governance activities of the Board; and,

●	consider potential strategic alternatives available to the Company as presented to the Board by management and/or the Company’s advisors and make decisions regarding the same.

For the scope of work outlined above (the “Scope”), [ENTITY]’s fee for [DIRECTOR] to serve as an Independent Director will be $15,000.00 per month (“Fiduciary Fee”) to be paid on the first business day of each month or partial month in which [DIRECTOR] serves as an Independent Director. The total Fiduciary Fees paid to [ENTITY] shall not be less than $90,000.00. If the Company asks [ENTITY] to provide any services other than those of [DIRECTOR] as set forth above (“Additional Services”), [ENTITY] will bill the Company at the rate of $250-$800.00 per hour (“Additional Hourly Fee”). Any Additional Services requested of [ENTITY] will be confirmed in writing by [ENTITY] and the Company in advance of being performed.

The Fiduciary Fee will be paid by the Company monthly, in advance. Expenses will be billed to the Company weekly and will be payable upon receipt. There will be a $15,000.00 retainer paid to [ENTITY] at the execution of this Agreement (the “Retainer”). The Retainer will be held by [ENTITY] and applied to [ENTITY]’s final bill for fees and expenses hereunder. Any unapplied Retainer will be returned to the Company.

To the extent personnel from [ENTITY], other than [DIRECTOR], are providing Additional Services, [ENTITY] may charge for time to travel to and from such meeting or other event at one-half of the applicable hourly rate for such person. The Company will be billed for all actual, reasonable and necessary out-of-pocket expenses incurred by [ENTITY] in the performance of its obligations under this Agreement. Such expenses shall include the cost of reasonable and necessary legal fees incurred to review D&O coverage or resulting from [DIRECTOR]’s service as Independent Director, travel, meals and lodging, delivery services, etc. In states where [ENTITY] is obligated to collect sales taxes related to Additional Services, such taxes will be invoiced to the Company.

Certain additional terms and conditions are attached as an appendix to this agreement. By executing this agreement, the Company acknowledges that it has read and agrees to be bound by each of these terms and conditions, which are hereby incorporated by reference as if fully set forth herein.

If the foregoing accurately sets forth the understanding between us, please so indicate by signing and returning the enclosed copy of this letter to me. By virtue of my signature below, [ENTITY] is committed to providing its best efforts in the areas discussed above.

The Company has the option to cancel this Agreement at any time and for whatever reason upon written or oral notice to [ENTITY]. However, if this Agreement is canceled by the Company, [ENTITY] will be entitled to payment of its fees and expenses incurred through cancellation, and the confidentiality and indemnity provisions of this Agreement will survive cancellation.

I very much appreciate the opportunity to present this agreement to you and look forward to working with you on this assignment.

* * * * *

Very truly yours,

[ENTITY]

By:
Name:
Title:

BurgerFi International Inc.
as authorized pursuant to a resolution of the Board

By:
Name:	Jeremy Rosenthal
Title:	Chief Restructuring Officer

Appendix

General Terms and Conditions

1. Retainer and Compensation.

(a) If Client fails at any time or for any reason to pay any amounts due under this Agreement, then [ENTITY] may apply the Retainer to such unpaid amounts immediately and without prior notice to Client. Client shall have a continuing obligation to replenish the Retainer to the required amount within five (5) business days of any [ENTITY] request.

(b) Reserved.

2. Reserved.

3. Confidential Information.

(a) [ENTITY] shall not disclose Client’s “Confidential Information.” Further, [ENTITY] will use the Confidential Information only for the purpose of providing services to Client and pursuant to this Agreement. “Confidential Information” shall consist of information that is provided to [ENTITY] in furtherance of [ENTITY]’s performance of the Scope (as defined in the Engagement Letter) under this Agreement, and that is: (i) disclosed to [ENTITY] by Client or its directors, officers, employees, representatives, and agents; (ii) acquired by [ENTITY] from any inspection of Client’s or property in connection with this Agreement; or (iii) information produced by [ENTITY], from Confidential Information, in connection with providing services to the Client under this Agreement.

(b) Confidential Information shall not include information that is: (i) now or subsequently becomes generally known or available by publication, commercial or otherwise, through no fault of [ENTITY], its employees, agents, or independent contractors; (ii) already known by [ENTITY] at the time of the disclosure, provided that such information did not come from a source known by [ENTITY] to be bound by a confidentiality agreement with Client, or from a source that was otherwise prohibited from disclosing such information under a contractual, legal or fiduciary obligation; (iii) becomes available to [ENTITY] on a non-confidential basis from a source other than the Client, provided that, to [ENTITY]’s knowledge, the source was not prohibited from disclosing such information to [ENTITY] under a contractual, legal or fiduciary obligation to Client; (iv) independently developed by [ENTITY], its employees, agents, or independent contractors without reliance on Confidential Information; or (v) information that Client and [ENTITY] agree, orally or in writing, may be disclosed.

(c) [ENTITY] may make disclosures of Confidential Information as required by law, regulation or court order. If [ENTITY] receives any request by order, subpoena, or other legal process to produce any Confidential Information, then unless otherwise prohibited by law or process, [ENTITY] will use its best efforts to provide Client with timely notice of such request. At Client’s request and expense, and unless otherwise prohibited by law upon advice of [ENTITY]’s counsel, [ENTITY] will cooperate reasonably with Client in actions that Client deems necessary or appropriate under the circumstances to protect the confidentiality of the Confidential Information.

4. Reserved.

5. Independent Contractor Status. [ENTITY] is an independent contractor under this Agreement, and accordingly, this Agreement shall not be an employment agreement. Except for [DIRECTOR] acting as an Independent Board Member, no employees, agents, or independent contractors thereof, shall be considered to be a director, officer, member, partner, control person, employee, representative, agent, or insider of Client, unless expressly agreed to in a writing signed by Client and [ENTITY].

6. Appointment as Officer and/or Director. [ENTITY] understands that Client’s officers and directors are currently covered by appropriate D&O insurance policies, and [DIRECTOR] shall be covered under such policies as other directors.

7. No Fiduciary Relationship. Other than with respect to appointment(s) of [DIRECTOR] as Independent Director, nothing in this Agreement is intended to create, or shall be deemed or construed to create a fiduciary relationship between: (a) Client, including without limitation, the Client’s directors, officers, members, Directors, partners, control persons, shareholders, employees, representatives, agents, or creditors, on the one hand; and (b) [ENTITY], [ENTITY]’s affiliates, and the respective directors, officers, members, managers, partners, control persons, shareholders, employees, representatives, independent contractors, attorneys, agents, successors or assigns of [ENTITY] or [ENTITY] affiliates (all of the foregoing in this subpart (b)) on the other hand.

8. Limitation on Damages and Actions; Indemnification and Insurance.

(a) [ENTITY] shall not be liable to Client for any claims, liabilities, or expenses relating to this engagement (“Claims”) for an aggregate amount in excess of the fees and expenses paid by Client to [ENTITY] pursuant to this engagement, except to the extent resulting from the gross negligence, bad faith or intentional misconduct of [DIRECTOR], any other [ENTITY] employee or its subcontractors. In no event shall [ENTITY] be liable to Client for any consequential, special, indirect, incidental, punitive, or exemplary loss, damage, or expense relating to this engagement. The agreements contained in this Agreement for the benefit of [ENTITY] and its employees and subcontractors shall not be deemed exclusive of any other rights to which they shall be entitled to under Client’s applicable insurance policies, corporate charter or by-laws, under applicable law or otherwise.

(b) As part of the consideration for the agreement of [ENTITY] to furnish its services pursuant to this engagement letter, Client agrees to indemnify and hold harmless [ENTITY], its officers, managers, agents and employees any successors and assigns (each, an “Indemnified Party”) to the fullest extent lawful from any and all third party claims, liabilities, losses, damages and expenses (or actions in respect thereof), that arise from this engagement AND, including, without limitation, to timely advance and pay any and all of such Indemnified Parties’ reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating, preparing, defending or settling any action or claim arising from or in way relating to this engagement, or incurred in connection with preparation for and any appearance as a witness or to respond to any subpoena or discovery request in any way relating to this engagement, even if no claim has been asserted or threatened against any such Indemnified Party; provided, however, that Client shall not be responsible for, and shall be reimbursed by [ENTITY] and such Indemnified Party for, any such losses, claims, damages, liabilities or expenses of any Indemnified Party to the extent, and only to the extent, that it is finally judicially determined that they are due primarily to such Indemnified Party’s bad faith, willful misconduct or gross negligence. The indemnity, advancement and fee and expense reimbursement obligations set forth herein (i) shall be in addition to any liability Client may have to [ENTITY] at common law, (ii) shall survive the expiration of [ENTITY]’s engagement hereunder, (iii) shall apply to any modification of [ENTITY]’s engagement hereunder and shall remain in full force and effect following the completion or termination of the engagement as amended or modified, and (iv) shall be binding on any successor or assign of Client and its successor and assign.

(c) In circumstances where any limitation on damages or indemnification provision hereunder is unavailable, the aggregate liability of [ENTITY] and its subcontractors for any Claim shall not exceed an amount that is proportional to the relative fault that the conduct of [ENTITY] and its subcontractors bears to all other conduct giving rise to such Claim.

(d) Reserved.

(e) The confidentiality obligations herein shall be in addition to, and shall in no way limit, the confidentiality obligations of the Independent Director pursuant to the operating agreement or other corporate formation documents of Client.

9. Alternative Dispute Resolution Procedure. All parties to this Agreement agree to arbitrate any claims or disputes concerning, relating to, or arising out of this Agreement, except claims or disputes: a) where the amount in controversy exceeds $500,000; or b) where Client files a voluntary bankruptcy under title 11 of the United States Code, or has an involuntary bankruptcy petition under title 11 of the United States Code filed against it. If the alternative dispute resolution procedure applies, then any claim or dispute concerning, relating to, or arising out of this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, or such other rules to which [ENTITY] agrees. The arbitration shall be conducted in New York, NY. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (without regard to conflict of laws principles which would result in the application of the laws of another jurisdiction).

10. Non-Solicitation. For a period of six (6) months after the later of: (a) the completion of all services to be provided by [ENTITY] under this Agreement; or (b) termination of this Agreement, Client, including any affiliates thereof, shall not hire, retain or utilize (other than through [ENTITY]) the services of any current or former employee of [ENTITY] or independent contractor who provided services under this Agreement at any time. Client agrees and acknowledges that [ENTITY]’s remedy at law for any breach of the provisions of this Section would be inadequate and that for any breach of such provisions [ENTITY] will, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.

11. Client’s Joint and Several Liability; Setoff. If the Client consist of one or more individuals or entities, then the Client’s obligations under this Agreement shall be joint and several obligations of each individual or entity comprising the “Client.” Each such individual or entity shall execute this Agreement. Without limiting any other remedy that may be available to [ENTITY] under this Agreement or applicable law, where the “Client” under this Agreement consists of more than one individual or entity, then [ENTITY] shall have against each such individual or entity a right of setoff (notwithstanding any lack of mutuality) under which [ENTITY] may set off against any claim against [ENTITY] by any individual or entity comprising the Client group, all of the claims that [ENTITY] may have against any or all of the individuals or other entities that comprise the Client.

12. Consent; Entire Agreement. In any instance under this Agreement where a party’s consent is permitted or required to be given, such consent shall not be withheld unreasonably. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and understandings among Client and [ENTITY] with respect to such subject matter. The parties agree that all terms of their agreement and understanding are embodied in this Agreement, and as modified or supplemented from time to time, but only if such modification or supplement is both: (i) in writing, and (ii) signed by all parties.

13. Multiple Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures or signatures forwarded via email.